Exhibit 3.1

AMENDMENT No. 5 TO THE ORDER OF PURCHASE No. 14 OF THE MASTER AGREEMENT FOR THE PROVISION OF DATA PROCESSING AND HOSTING SERVICES EXECUTED ON APRIL 01, 2011, BY AND BETWEEN PRODUBAN SERVICIOS INFORMÁTICOS GENERALES S.L. HEREINAFTER REFERRED TO AS “PRODUBAN”, AND BANCO CORPBANCA COLOMBIA SA (FORMERLY BANCO SANTANDER COLOMBIA S.A.) HEREINAFTER REFERRED TO AS “CORPBANCA COLOMBIA”; THEREFORE, “CORPBANCA COLOMBIA” and “PRODUBAN” MAY BE JOINTLY REFERRED TO AS “THE PARTIES” PURSUANT TO THE FOLLOWING BACKGROUND, DECLARATIONS AND TERMS:

DECLARATIONS

THE REPRESENTATIVES OF BOTH PARTIES HEREBY DECLARE UNDER OATH AS FOLLOWS:

I. That they are mutually aware of their legal capacities to act as such and to execute this Amendment Agreement (hereinafter referred to as the “Agreement”), and which has not been revoked, limited or modified in any way and that they are also familiar with the corporate data of their principals.

II. The PARTIES further represent that they wish to execute this Agreement and make the following modifications to the purchase order in order to update its terms and conditions.

BACKGROUND

1.- On April 1, 2011, the parties entered into a Master Agreement for the Provision of Data Processing and Hosting Services (hereinafter referred to as the “AGREEMENT”), which is reproduced herein for all legal purposes.

2.- On March 06, 2012, the PARTIES issued the Purchase Order No. 14 for the HOSTING, PROCESSING AND ADMINISTRATION SERVICE OF INFORMATION OR DATA BASE OF THE MAIN APPLICATIONS under the Master Agreement for the Provision of Data Processing and Hosting Services. On January 08, 2013, the price was adjusted through modification No. 1 to Purchase Order No. 14. On October 23, 2013, the price was adjusted through modification No. 2 to Purchase Order No. 14. On December 19, 2014, the price was adjusted through modification No. 3, to Purchase Order No. 4. On December 21, 2015, the price was adjusted through modification No. 4 to Purchase Order No. 14.

3.- That the effective term of the project was one (1) year, but that it would be automatically extended for equal periods.

4.- That the Hosting, Processing, and Management service of Information or Database of the main Applications was automatically extended.

5.- That it becomes necessary to adjust the price for the new term.

THEREFORE, in consideration of the foregoing, the Parties agree on the following:

TERMS AND CONDITIONS

SECTION ONE: As it is advisable to the interest of both Parties, the Parties have agreed to amend the purchase order detailed below under the “VALUABLE CONSIDERATION OR PRICE” section, which shall read as follows:

PRICE OR VALUABLE CONSIDERATION

For the period from January 1 to December 31, 2017, the price that CORPBANCA COLOMBIA shall pay PRODUBAN in consideration for the services included in this Purchase Order, will be recurrent Total annual price of USD $ 3,551,066.07 (Three million five hundred and fifty-one thousand and sixty-six US dollars and 07/100). This price includes the corporate transfer cost of 3.2%.

Monthly cost to be paid: USD 295,922.17 (two hundred and ninety-five thousand nine hundred and twenty-two US dollars and 17/100).

SECTION TWO: Both parties agree that the execution of this Agreement does not involve any novation regarding the contractual obligations but the determination of any of the obligations assumed by the PARTIES and to which the previous section refers; Therefore, except for the aforementioned amendments, the remaining provisions of the agreement shall remain in full force and effect for all legal purposes.

SECTION THREE: The business arising from the acceptance of this AGREEMENT shall constitute the sole and entire agreement of the PARTIES on the matters regulated herein. Consequently, this agreement shall annul any other prior written or oral agreements heretofore executed by the PARTIES regarding the same matter, and the PARTIES hereby acknowledge the effects caused by the prior execution thereof, and that the date of commencement of the execution is January 1, 2017.

SECTION FOUR: All notices, communications and any other notifications to be given by the PARTIES in order to comply with this Agreement, including any service of notice in any legal proceedings, shall be sent to the domiciles established by the PARTIES to the effects of the AGREEMENT.

As long as THE PARTIES do not notify in writing any change of domicile, with acknowledgment of receipt thereof, any notices, notifications and other judicial and extrajudicial service of processes given or sent to the domiciles indicated therein, shall be fully valid and produce its legal effects.

SECTION FIVE: There is no willful misconduct or bad faith of any of the Parties to this Agreement.

SECTION SIX: This instrument must be added to the AGREEMENT that is now being amended, and shall become in full force and effect as from the subscription date hereof.

SECTION SEVEN: THE PARTIES shall submit any disputes or differences related to the interpretation and fulfillment of the obligations arising from this Agreement to the jurisdiction and venue of the competent Federal Courts in the City of México, and waive any other venue, jurisdiction or domicile that may correspond to them.

SECTION EIGHT: As stated in Section TWELVE of the Master Agreement, Any of the Parties may terminate the Master Agreement and/or the Purchase Order by giving prior notice thereof to the other Party with sixty (60) days in advance to the end of the relevant.

In any of the abovementioned cases, CORPBANCA shall pay to PRODUBAN only the services actually received until the termination date of the Master Agreement. ONCE THESE PRESENTS have been read by the appearing PARTIES, and after being given notice of the legal consequences of the contents hereof, they sign them in duplicate, on January 10, 2017, one copy for PRODUBAN and the other copy for CORPBANCA COLOMBIA.

“CORPBANCA COLOMBIA”

/s/ Lilián Rocío Barrios Ortiz	/s/ Jorge Enrique Acevedo
Lilián Rocío Barrios Ortiz	Jorge Enrique Acevedo
Legal Representative	Legal Representative

“PRODUBAN”

/s/ Maria Luisa Gonzalez Pérez	/s/ Fabiola Alejandra Díaz Gutiérrez
Maria Luisa Gonzalez Pérez	Fabiola Alejandra Díaz Gutiérrez
Legal Representative	Legal Representative

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